                             Accountants' Consent
                             --------------------

The Board of Directors
Compass Bancshares, Inc.:

We consent to incorporation by references in the Registration Statements (Nos. 33-26884, 33-7784, 33-5912, 2-87248, 2-84490, 2-85478, 2-73257, 33-39095, 33-
69806, 33-69810, 33-57003, 33-65437, 333-15115, and 333-15117) on Forms S-8 and
(No. 333-61018) on Form S-3 of Compass Bancshares, Inc. of our report dated January 14, 1998, relating to the consolidated balance sheets of Compass Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Compass Bancshares, Inc.

                                          KPMG Peat Marwick LLP


Birmingham, Alabama
March 18, 1998